Investor Contact:
Daniel Fidell
609-561-9000 x7027
dfidell@sjindustries.com

Media Contact:
Dominick DiRocco
609-561-9000 x4262
ddirocco@sjindustries.com

SJI Reports Third Quarter 2022 Results
Acquisition Proceeding on Track

FOLSOM, NJ (November 2, 2022) - SJI (NYSE: SJI) today reported operating results for the third quarter ended September 30, 2022. Highlights include:
▪Q3 2022 GAAP earnings $(0.31) per diluted share compared to $(0.23) per diluted share in 2021 Economic Earnings* $(0.18) per diluted share compared to $(0.17) per diluted share in 2021
▪YTD 2022 GAAP earnings $0.59 per diluted share compared to $0.06 per diluted share in 2021 Economic Earnings $1.08 per diluted share compared to $1.02 per diluted share in 2021
▪YTD Economic EPS improvement reflects increased profitability from both Utility and Non-Utility operations and the impact of financing activities
▪Acquisition by IIF — Transaction proceeding on track with requisite approvals; NJBPU review underway
▪Regulatory Initiatives — ETG base rate case completed in August; SJG base rate case proceeding on schedule
▪RNG Production — ten dairy farms under development; Expected in-service in 2023
"Our businesses have performed very well in 2022, and we remain on track to achieve our goals for the year," said Mike Renna, SJI President and Chief Executive Officer. "Our regulatory initiatives and clean energy investments targeting enhanced infrastructure safety, reliability and decarbonization continue to advance. And our acquisition by IIF continues to secure requisite approvals. We look forward to the start of a new chapter for SJI in 2023, alongside our experienced partners at IIF, and ever dedicated to our mission of providing exceptional service to the more than 700,000 New Jersey customers we are honored to serve every day,” added Renna.

	Three Months Ended September 30, 2022				Three Months Ended September 30, 2021
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Utility	$(24.5)	$(0.20)	$(19.3)	$(0.16)	$(9.4)	$(0.08)	$(17.2)	$(0.15)
Non-Utility	$15.7	$0.13	$7.8	$0.06	$(6.8)	$(0.06)	$8.1	$0.07
Other	$(29.0)	$(0.24)	$(10.8)	$(0.09)	$(9.6)	$(0.09)	$(9.6)	$(0.09)
Total - Continuing Ops	$(37.8)	$(0.31)	$(22.4)	$(0.18)	$(25.8)	$(0.23)	$(18.8)	$(0.17)
Average Diluted Shares		122.5		122.5		112.4		112.4
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

Third Quarter 2022 Results
For the three-month period ended September 30, 2022, SJI reported consolidated GAAP earnings of $(37.8) million compared with $(25.8) million in the prior year period.
SJI uses the non-GAAP measure of economic earnings when discussing results. We believe this presentation provides clarity into the continuing earnings of our business. A full explanation and reconciliation of economic earnings is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures” later in this report and in our 10-K for the year ending December 31, 2021.
For the three-month period ended September 30, 2022, economic earnings were $(22.4) million compared with $(18.8) million in the prior year period.
UTILITY
Utility entities include the regulated operations of South Jersey Gas (SJG) and Elizabethtown Gas (ETG). Third quarter 2022 GAAP earnings were $(24.5) million compared with $(9.4) million in 2021. Economic earnings were $(19.3) million compared with $(17.2) million in 2021.
South Jersey Gas
Performance. Third quarter 2022 GAAP/economic earnings were $(8.1) million compared with $(7.7) million in 2021. Utility margin increased $1.9 million, reflecting customer growth and the roll-in of investments from infrastructure replacement programs. We define utility margin, a non-GAAP measure, as natural gas revenues plus depreciation and amortization expenses, less natural gas costs, regulatory rider expenses and related volumetric and revenue-based energy taxes. Total expenses increased $2.3 million, primarily reflecting higher depreciation and interest expenses.
Customer Growth. SJG added approximately 5,000 new customers over the last 12 months and now serves approximately 412,000 customers. SJG’s 1.2% customer growth rate compares favorably to the peer average and remains driven by gas conversions from alternate fuels such as oil and propane, and new construction.
Infrastructure Modernization. SJG's Infrastructure Investment Program (IIP) accelerates planned capital expenditures to enhance the delivery of safe, reliable, affordable natural gas, create jobs, and support the State’s environmental goals. SJG's program authorizes investment of $200 million from 2022-2027 for important infrastructure upgrades including the replacement of up to 250 miles of pre-code coated steel and vintage plastic main. Our annualized investment of approximately $40 million from July 2022 to June 2023 is anticipated to commence recovery on October 1, 2023 under the terms of the program.
Base Rate Case. In April, SJG filed a petition with the NJBPU requesting an increase of $73.1 million to its base rates, which was updated in September to an increase of $82.3 million. The request is based on a proposed pre-tax return on invested capital of 7.77%, with a capital structure that includes a common equity component of 57.0% and a return on common equity (ROE) of 10.75%. The request is predominantly driven by the significant capital investments that SJG has made since its last base rate proceeding that was resolved in 2020. These capital investments have been and will continue to be made to ensure the safety, reliability and resiliency of SJG's distribution system, allow SJG to continue to provide safe, reliable and best in class customer service, and facilitate the environmental goals of NJ and SJI's commitment to ensuring that it is part of New Jersey’s clean energy future. A resolution of the case is expected later this year.
Energy Efficiency. Through energy efficiency programs, SJG advances New Jersey’s clean energy goals in a manner that benefits customers, the environment and the State’s green economy while recovering our investments in a timely manner. SJG's energy efficiency program, as approved by the BPU in April 2021, authorizes investment of $133.2 million from July 1, 2021 to June 30, 2024. The revenue requirement associated with our net investment of approximately $25 million from July 2021 to June 2022 commenced recovery in July 2021 under the terms of the program.

Elizabethtown Gas
Performance. Third quarter 2022 GAAP earnings were $(16.4) million compared with $(1.7) million in 2021. Economic earnings were $(11.3) million compared with ($9.5) million in 2021. Utility margin, as previously defined, increased $3.9 million, reflecting an increase in base rates, customer growth and the roll-in of investments from infrastructure replacement programs. Total expenses increased $5.7 million, primarily reflecting higher O&M, depreciation and interest expenses.
Customer Growth. ETG added approximately 5,000 new customers over the last 12 months and now serves approximately 307,000 customers. ETG’s 1.5% customer growth rate has increased from its historic 0.9% rate, driven by increases in gas conversions from alternate fuels such as oil and propane, and new construction.
Infrastructure Modernization. ETG's Infrastructure Investment Plan (IIP) authorizes investment of $300 million from 2019-2024 for important infrastructure upgrades including the replacement of up to 250 miles of cast iron and bare steel mains. Our investment of approximately $58 million from July 2021 to June 2022 commenced recovery on October 1, 2022.
Base Rate Case. In August, the NJBPU approved a settlement authorizing ETG to increase base rates by $40 million effective September 1, 2022. The increase reflects a $1.28B rate base, 9.6% ROE and 52.0% common equity component. The request was predominantly driven by the significant capital investments that ETG had made since its last base rate proceeding that was resolved in 2019. These capital investments have been and will continue to be made to ensure the safety, reliability and resiliency of ETG's distribution system, allow ETG to continue to provide safe, reliable and best in class customer service, and facilitate the environmental goals of NJ and SJI's commitment to ensuring that it is part of New Jersey’s clean energy future.
Energy Efficiency. ETG's energy efficiency program, as approved by the BPU in April 2021, authorizes investment of $74.0 million from July 1, 2021 to June 30, 2024. The revenue requirement associated with our net investment of approximately $12.7 million from July 2021 to June 2022 commenced recovery in July 2021 under the terms of the program.

NON-UTILITY
SJI's non-utility entities include Energy Management, Energy Production and Midstream. Third quarter 2022 GAAP earnings were $15.7 million compared with $(6.8) million in 2021. Economic earnings were $7.8 million compared with $8.1 million in 2021.
Energy Management
Performance. Energy Management includes Wholesale Services (Fuel Management/Marketing) and Retail Services (Account Services/Energy Consulting). Third quarter 2022 GAAP earnings were $16.8 million compared with $(10.0) million in 2021. Economic earnings were $8.6 million compared with $4.4 million in 2021, reflecting higher margins from daily energy trading activities, robust asset optimization opportunities as compared with the year ago period, and contributions from consulting activities, meter reading and appliance service contract fees.
Energy Production
Performance. Energy Production primarily includes renewable (fuel cell/solar) and decarbonization (REV/RNG development) investments. Third quarter 2022 GAAP earnings were $(2.2) million compared with $3.4 million in 2021. Economic earnings were $(0.8) million compared with $3.9 million in 2021, primarily reflecting timing associated with investment tax credits (ITC's) from fuel cell and solar investments and contributions from SJI's 35% equity interest in REV. RNG development activities at ten dairy farms is proceeding on track, with in-service anticipated in 2023.
Midstream
Performance. Third quarter GAAP earnings were $1.1 million compared with $(0.3) million in 2021. Economic earnings were $0.0 million compared with $(0.3) million in 2021, reflecting the absence of allowance for funds used during construction following cessation of the PennEast Pipeline project in 2021.

OTHER
Performance. Other entity includes interest on debt, including debt associated with past acquisitions. Third quarter 2022 GAAP earnings were $(29.0) million compared with $(9.6) million in 2021, resulting from a valuation allowance recorded on certain state net operating losses. Economic earnings were $(10.8) compared with $(9.6), reflecting increased outstanding indebtedness and higher interest and bank fees.
Nine Months 2022 Results

	Nine Months Ended September 30, 2022				Nine Months Ended September 30, 2021
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Utility	$104.2	$0.84	$110.7	$0.89	$115.5	$1.05	$107.7	$0.98
Non-Utility	$19.1	$0.15	$51.3	$0.41	$(81.2)	$(0.74)	$32.2	$0.29
Other	$(50.3)	$(0.40)	$(28.7)	$(0.23)	$(28.1)	$(0.26)	$(27.8)	$(0.25)
Total - Continuing Ops	$73.0	$0.59	$133.3	$1.08	$6.3	$0.06	$112.1	$1.02
Average Diluted Shares		123.9		123.9		109.6		109.6
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

Nine months YTD GAAP earnings were $73.0 million compared with $6.3 million in 2021. Economic earnings were $133.3 million compared with $112.1 million in the year-ago period.

UTILITY
Utility entities contributed nine months YTD GAAP earnings of $104.2 million compared with $115.5 million in 2021. Economic earnings were $110.7 million compared with $107.7 million in the year-ago period.
▪SJG. YTD GAAP earnings were $85.4 million compared with $82.2 million in 2021. Economic earnings were $86.8 million compared with $82.2 million in 2021. Utility margin increased $15.3 million, reflecting customer growth and the roll-in of investments from infrastructure replacement programs. Total expenses increased $10.7 million, primarily reflecting higher depreciation and interest expenses.
▪ETG. YTD GAAP earnings were $18.8 million compared with $33.3 million in 2021. Economic earnings were $23.9 million compared with $25.4 million in 2021. Utility margin increased $9.6 million, reflecting an increase in base rates, customer growth and the roll-in of investments from infrastructure replacement programs. Total expenses increased $11.1 million, primarily reflecting higher depreciation and interest expenses.
NON-UTILITY
Nine months YTD GAAP earnings were $19.1 million compared with $(81.2) million in 2021. Economic earnings were $51.3 million compared with $32.2 million in 2021.
▪Energy Management. YTD GAAP earnings were $9.7 million compared with $(0.4) million in 2021. Economic earnings were $41.5 million compared with $25.4 million in 2021, reflecting improved asset optimization opportunities, colder weather and contributions from consulting activities.
▪Energy Production. YTD GAAP earnings were $7.7 million compared with $4.6 million in 2021. Economic earnings were $9.9 million compared with $4.9 million in 2021, reflecting ITC's and income associated with fuel cell and solar investments and contributions from SJI's equity interest in REV.
▪Midstream. YTD GAAP earnings were $1.7 million compared with $(85.4) million in 2021. Economic earnings were $0.0 million compared with $1.9 million in 2021, reflecting the absence of AFUDC related to the project.

OTHER
Nine months YTD GAAP earnings were $(50.3) million compared with $(28.1) million in 2021, resulting from a valuation allowance recorded on certain state net operating losses. Economic earnings were $(28.7) million compared with $(27.8) million in 2021, reflecting lower outstanding indebtedness partially offset by higher interest and bank fees.
Capital Expenditures and Cash Flow
For the nine months ended September 30, 2022:
▪Net cash provided by operating activities was $374.9 million compared with $273.9 million in the prior year period, primarily reflecting improved wholesale marketing results and customer growth.
▪Net cash used in investing activities was $(586.5) million compared with $(434.2) million in the prior year period, primarily reflecting utility capital expenditures and REV, fuel cell and solar investments.
▪Net cash provided by financing activities was $235.7 million compared with $143.9 million in the prior year period, primarily reflecting debt and equity issuance partially offset by debt repayment.
Balance Sheet
▪Equity-to-total capitalization was 35.2% at September 30, 2022 compared with 35.8% at December 31, 2021, largely reflecting debt and equity financing, and repayment of debt.
▪Assuming conversion of mandatory convertible equity units and equity credit from rating agencies for long-duration debt, SJI's adjusted equity-to-total capitalization, a non-GAAP measure, was 42.8% at September 30, 2022 compared with 43.6% at December 31, 2021.
▪At September 30, 2022, SJI had total credit facilities of $1.0 billion, with $787.8 million of available liquidity.
Acquisition
On February 24, 2022, SJI announced that it had entered into a definitive agreement to be acquired by IIF. The per share purchase price of $36.00 represented a 46.3% premium to SJI’s 30-day volume weighted average price (VWAP) as of February 23, 2022, the last trading day prior to the announcement of the agreement. The transaction was unanimously approved by SJI’s Board of Directors, and has been approved by SJI shareholders, the Federal Energy Regulatory Commission, the Federal Communications Commission and has cleared the waiting period under Hart-Scott-Rodino. The transaction remains subject to regulatory approval by the New Jersey Board of Public Utilities. Dividends payable to SJI shareholders are expected to continue in the ordinary course until the closing, subject to approval by SJI’s Board of Directors. Upon completion of the transaction, SJI’s shares will no longer trade on the New York Stock Exchange, and SJI will become a private company.
About SJI
SJI (NYSE: SJI), an energy infrastructure holding company based in Folsom, NJ, delivers energy services to customers through two primary subsidiaries: SJI Utilities (SJIU) and SJI Energy Enterprises (SJIEE). SJIU houses the company’s regulated natural gas utility operations, delivering safe, reliable and affordable natural gas to more than 700,000 residential, commercial and industrial customers across New Jersey via its South Jersey Gas and Elizabethtown Gas subsidiaries. SJIEE houses the company’s non-utility operations primarily focused on clean energy development and decarbonization via renewable energy production and energy management activities. Visit sjindustries.com for more information about SJI and its subsidiaries.

Forward-Looking Statements and Risk Factors
This news release, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. This Quarterly Report uses words such as "anticipate," "believe," "expect," "estimate," "forecast," "goal," "intend," "objective," "plan," "project," "seek," "strategy," "target," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; cybersecurity incidents and related disruptions; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; changes in business strategies; failure to satisfy the conditions to closing of the Merger; the diversion of management time on Merger-related issues; and public health crises and epidemics or pandemics, such as the COVID-19 pandemic. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail in Part II, Item 1A in this Quarterly Report, and Part I, Item 1A in SJI’s and SJG's Annual Report on Form 10-K for the year ended December 31, 2021, as they may be supplemented from time to time by other SEC filings made by SJI or SJG. earnings release. Also refer to the additional risk factor described below:

Explanation of Non-GAAP Financial Measures

Management uses the non-GAAP financial measures of Economic Earnings and Economic Earnings per share when evaluating its results of operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of financial performance. We define Economic Earnings as: Income from Continuing Operations, (i) less the change in unrealized gains and plus the change in unrealized losses on non-utility derivative transactions; (ii) less income and plus losses attributable to noncontrolling interests; and (iii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI's operations could be difficult or potentially confusing. With respect to part (iii) of the definition of Economic Earnings, items excluded from Economic Earnings for the three and nine months ended September 30, 2022 and 2021, are described in (A)-(F) in the table below. Economic Earnings is a significant financial measure used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of the items described above. Management uses Economic Earnings to manage its business and to determine such items as incentive/compensation arrangements and allocation of resources. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
(Loss) Income from Continuing Operations	$(37,771)	$(25,830)	$72,965	$6,308
Minus/Plus:
Unrealized Mark-to-Market (Gains) Losses on Derivatives	(11,319)	19,815	43,872	35,089
Income Attributable to Noncontrolling Interests	(196)	(238)	(491)	(540)
Impairment of Equity Method Investment (A)	1,158	—	1,158	87,370
Impairment of Property, Plant & Equipment (B)	7,217	—	9,114	—
Acquisition/Sale Net Costs (C)	1,248	924	6,401	1,602
Other (D)	—	(10,960)	—	(10,960)
Income Taxes (E)	434	(2,519)	(16,488)	(20,971)
Additional Tax Adjustments (F)	16,821	—	16,821	14,176
Economic Earnings	$(22,408)	$(18,808)	$133,352	$112,074

Earnings per Share from Continuing Operations	$(0.31)	$(0.23)	$0.59	$0.06
Minus/Plus:
Unrealized Mark-to-Market (Gains) Losses on Derivatives	(0.09)	0.17	0.36	0.32
Income Attributable to Noncontrolling Interests	(0.01)	—	(0.01)	(0.01)
Impairment of Equity Method Investment (A)	0.01	—	0.01	0.80
Impairment of Property, Plant & Equipment (B)	0.06	—	0.08	—
Acquisition/Sale Net Costs (C)	0.01	0.01	0.05	0.01
Other (D)	—	(0.10)	—	(0.10)
Income Taxes (E)	0.01	(0.02)	(0.14)	(0.19)
Additional Tax Adjustments (F)	0.14	—	0.14	0.13
Economic Earnings per Share	$(0.18)	$(0.17)	$1.08	$1.02
(A) Represents other-than-temporary impairment charges taken on the Company’s equity method investments in Energenic (2022) and PennEast (2021).
(B) Represents charges on property, plant & equipment and on a regulatory asset which consisted of certain property, plant & equipment that were deemed unrecoverable at SJG and ETG, respectively.
(C) In 2022, represents costs incurred related to the Merger Agreement and to finalize the transactions related to acquiring Bronx Midco and solar projects, partially offset with amounts included in continuing operations related to PennEast partnership distributions. In 2021, represents costs incurred to finalize acquisitions of solar projects, along with the final working capital payment on the sale of Elkton.
(D) For 2021, represents a gain recognized by ETG from a UTUA settlement agreement.
(E) The income taxes were determined using a combined average statutory tax rate.
(F) Represents state and federal deferred tax asset valuation allowances taken in 2022 and 2021, respectively.

Summary of Utility Margin
The following tables summarize Utility Margin for SJG and ETG (in thousands):

South Jersey Gas

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Utility Margin:
Residential	$25,987	$23,630	$189,822	$181,330
Commercial and Industrial	16,370	15,111	82,455	76,233
Cogeneration and Electric Generation	1,290	1,136	3,494	3,558
Interruptible	27	15	72	94
Off-System Sales & Capacity Release	813	237	3,996	1,170
Other Revenues	1,114	523	2,015	1,502
Margin Before Weather Normalization & Decoupling	45,601	40,652	281,854	263,887
CIP Mechanism	(1,343)	1,011	(2,738)	885
EET Mechanism	951	1,644	5,651	4,653
Utility Margin**	$45,209	$43,307	$284,767	$269,425

Elizabethtown Gas

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Utility Margin:
Residential	$15,331	$13,634	$104,364	$101,168
Commercial & Industrial	15,252	14,623	63,027	64,396
Regulatory Rider Mechanisms*	(325)	(1,871)	(8,292)	(16,049)
Utility Margin**	$30,258	$26,386	$159,099	$149,515

*Represents pass-through expenses for which there is a corresponding credit in operating revenues.  Therefore, such recoveries have no impact on financial results.

**Utility Margin is a non-GAAP financial measure and is further defined on page 2 under SJG performance. The definition of Utility Margin is the same for SJG and ETG gas utility operations.

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS)/INCOME (UNAUDITED)
(In Thousands Except for Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating Revenues:
Utility	$147,261	$106,123	$818,591	$653,009
Nonutility	461,257	259,508	1,125,936	698,750
Total Operating Revenues	608,518	365,631	1,944,527	1,351,759
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	62,598	24,128	330,235	183,927
- Nonutility	430,214	264,237	1,092,215	677,507
Operations and Maintenance	63,968	61,198	205,737	194,182
Depreciation	36,927	33,081	105,065	97,924
Impairment Charges	7,217	—	9,114	—
Energy and Other Taxes	3,411	(8,040)	11,524	(1,245)
Total Operating Expenses	604,335	374,604	1,753,890	1,152,295
Operating Income (Loss)	4,183	(8,973)	190,637	199,464

Other Income and Expense	7,801	2,225	13,295	7,885
Interest Charges	(38,478)	(31,468)	(101,618)	(94,112)
(Loss) Income Before Income Taxes	(26,494)	(38,216)	102,314	113,237
Income Taxes	(9,989)	11,727	(28,588)	(25,340)
Equity in (Loss) Earnings of Affiliated Companies	(1,288)	659	(761)	(81,589)
(Loss) Income from Continuing Operations	(37,771)	(25,830)	72,965	6,308
Loss from Discontinued Operations - (Net of tax benefit)	(93)	(127)	(315)	(278)
Net (Loss) Income	(37,864)	(25,957)	72,650	6,030
Less: Income Attributable to Noncontrolling Interests	143	173	354	390
Net (Loss) Income Attributable to South Jersey Industries, Inc.	$(38,007)	$(26,130)	$72,296	$5,640

Basic Earnings Per Common Share:
Continuing Operations	$(0.31)	$(0.23)	$0.60	$0.06
Discontinued Operations	—	—	—	—
Net (Loss) Income	(0.31)	(0.23)	0.60	0.06
Less: Income Attributable to Noncontrolling Interests	—	—	—	—
Net (Loss) Income Attributable to South Jersey Industries, Inc.	$(0.31)	$(0.23)	$0.60	$0.06

Average Shares of Common Stock Outstanding - Basic	122,465	112,448	121,040	108,108

Diluted Earnings Per Common Share:
Continuing Operations	$(0.31)	$(0.23)	$0.59	$0.06
Discontinued Operations	—	—	—	—
Net (Loss) Income	(0.31)	(0.23)	0.59	0.06
Less: Income Attributable to Noncontrolling Interests	—	—	—	—
Net (Loss) Income Attributable to South Jersey Industries, Inc.	$(0.31)	$(0.23)	$0.59	$0.06

Average Shares of Common Stock Outstanding - Diluted	122,465	112,448	123,888	109,589

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Thousands)

	Nine Months Ended September 30,
	2022	2021
Net Cash Provided by Operating Activities	$374,907	$273,927

Cash Flows from Investing Activities:
Capital Expenditures	(462,969)	(373,516)
Investment in Contract Receivables	(17,828)	(16,429)
Proceeds from Contract Receivables	10,115	10,494
Investment in Affiliates	(76,495)	(13,155)
Return of Investment in Affiliates	12,138	—
Advances to Affiliates	(30,449)	(26,615)
Divestiture Working Capital Settlement	—	(267)
Investment in Subsidiary, Net of Cash Acquired	(21,034)	(14,683)

Net Cash Used in Investing Activities	(586,522)	(434,171)

Cash Flows from Financing Activities:
Net Repayments of Short-Term Credit Facilities	(130,800)	(453,900)
Proceeds from Issuance of Long-Term Debt	400,000	460,000
Principal Repayments of Long-Term Debt	(58,175)	(110,000)
Payments for Issuance of Long-Term Debt	(2,306)	(16,304)
Dividends on Common Stock	(74,362)	(64,460)
Proceeds from Sale of Common Stock	100,380	329,772
Payments for the Issuance of Common Stock	—	(2,318)
Capital Distributions to Noncontrolling Interests in Subsidiaries	(392)	—
Capital Contributions of Noncontrolling Interests in Subsidiaries	1,368	1,072

Net Cash Provided by Financing Activities	235,713	143,862

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	24,098	(16,382)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	29,440	41,831

Cash, Cash Equivalents and Restricted Cash at End of Period	$53,538	$25,449

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands)

	September 30, 2022	December 31, 2021
Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$5,995,962	$5,682,805
Accumulated Depreciation	(1,024,072)	(975,619)
Nonutility Property and Equipment, at cost	367,361	240,503
Accumulated Depreciation	(40,955)	(35,367)

Property, Plant and Equipment - Net	5,298,296	4,912,322

Investments:
Available-for-Sale Securities	37	37
Restricted	775	686
Investment in Affiliates	105,525	38,509

Total Investments	106,337	39,232

Current Assets:
Cash and Cash Equivalents	52,763	28,754
Accounts Receivable	352,437	343,835
Unbilled Revenues	22,021	87,357
Provision for Uncollectibles	(44,407)	(41,763)
Notes Receivable - Affiliates	5,586	5,695
Natural Gas in Storage, average cost	119,331	59,744
Materials and Supplies, average cost	1,571	1,053
Prepaid Taxes	37,479	33,977
Derivatives - Energy Related Assets	187,126	95,041
Other Prepayments and Current Assets	30,498	25,269

Total Current Assets	764,405	638,962

Regulatory and Other Noncurrent Assets:
Regulatory Assets	646,349	672,416
Derivatives - Energy Related Assets	52,461	22,488
Notes Receivable - Affiliates	93,818	64,254
Contract Receivables	52,391	45,339
Goodwill	706,960	706,960
Other	196,931	206,699

Total Regulatory and Other Noncurrent Assets	1,748,910	1,718,156

Total Assets	$7,917,948	$7,308,672

	September 30, 2022	December 31, 2021
Capitalization and Liabilities
Equity:
Common Stock	$153,081	$146,675
Premium on Common Stock	1,655,694	1,559,060
Treasury Stock (at par)	(319)	(287)
Accumulated Other Comprehensive Loss	(26,704)	(26,729)
Retained Earnings	270,403	310,433
Total South Jersey Industries, Inc. Equity	2,052,155	1,989,152
Noncontrolling Interests	11,619	10,289
Total Equity	2,063,774	1,999,441

Long-Term Debt	3,566,763	3,189,009

Total Capitalization	5,630,537	5,188,450

Current Liabilities:
Notes Payable	203,200	334,000
Current Portion of Long-Term Debt	31,075	66,076
Accounts Payable	483,060	330,164
Customer Deposits and Credit Balances	50,932	40,355
Environmental Remediation Costs	41,583	40,905
Taxes Accrued	2,276	4,937
Derivatives - Energy Related Liabilities	159,805	60,002
Deferred Contract Revenues	526	753
Derivatives - Other Current	215	568
Dividends Payable	37,964	—
Interest Accrued	37,160	23,611
Other Current Liabilities	38,762	54,311

Total Current Liabilities	1,086,558	955,682

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes - Net	215,620	198,901
Environmental Remediation Costs	122,329	125,176
Asset Retirement Obligations	231,595	229,030
Derivatives - Energy Related Liabilities	39,359	16,079
Derivatives - Other Noncurrent	2,646	7,432
Regulatory Liabilities	408,599	398,951
Other	180,705	188,971

Total Deferred Credits and Other Noncurrent Liabilities	1,200,853	1,164,540

Commitments and Contingencies (Note 11)

Total Capitalization and Liabilities	$7,917,948	$7,308,672